Exhibit 99.1

LIFEVANTAGE ANNOUNCES RECORD FIRST QUARTER FISCAL YEAR 2012 RESULTS

Net Revenue Increases Over 200% from the Prior Year Period to $20.1 Million

Operating Income Improves to a Record $3.4 Million or 17% Operating Margin

Company Raises Full Year Fiscal 2012 Revenue and Operating Margin Guidance

Salt Lake City, UT, November 14, 2011, LifeVantage Corporation (OTCBB: LFVN), makers of Protandim®, the Nrf2 Synergizer™ patented dietary supplement, today reported financial results for the first fiscal quarter ended September 30, 2011.

Fiscal 2012 First Quarter Results

For the first fiscal quarter ended September 30, 2011, the Company reported record net revenue of $20.1 million compared to $6.4 million for the same period in fiscal 2011, an increase of 214%. On a sequential basis, net revenue increased 34% from the $15.0 million reported for the fiscal 2011 fourth quarter ended June 30, 2011.

Gross profit for the first quarter of fiscal 2012 increased to $17.1 million compared to $5.4 million for the same period last year, delivering a gross margin of 85%, compared to 84% for the same period last year.

Operating expenses for the first quarter of fiscal 2012 decreased as a percent of revenue to 68% or $13.7 million, compared to 80% of revenue or $5.1 million for the same period last year, and on a sequential basis, decreased as a percent of revenue from 73% or $11.0 million in the fourth quarter of fiscal 2011. The increase in the amount of operating expenses is due primarily to increased sales commissions which are a direct result of the Company’s increased revenue. This increase also reflects greater investment in personnel and infrastructure to position the Company for future growth.

Operating income improved to $3.4 million for the first quarter of fiscal 2012 compared to $0.3 in the same period last year and $2.0 million in the prior quarter. The first quarter of fiscal 2012 is the Company’s fifth consecutive quarter of achieving operating income. Operating income margin improved to 17% in the first fiscal quarter, compared to 5% in the same period last year and 13% in the fourth quarter of fiscal 2011.

Net income for the first quarter of fiscal 2012 increased to $3.7 million compared to $0.7 million in the same period last year and a net loss of $47.2 million in the prior quarter. First quarter of fiscal 2012 net income reflects the increase in revenue, leverage of operating expenses and a decrease in interest expense due to the shareholders’ conversion of convertible debentures and reduced derivative expenses.

Douglas C. Robinson, Chief Executive Officer of LifeVantage, stated, “We are excited about our strong start to fiscal 2012. Our record first quarter results mark our eleventh consecutive quarter of delivering top line growth as well as our fifth consecutive quarter of achieving operating profit. Our operating margins improved 1,200 basis points from the prior year period, and this underscores our ability to achieve leverage in our business while making strategic investments in our infrastructure. Based on our first quarter results and outlook for the remainder of the year, we are raising our annual revenue, operating income and operating margin guidance.”

Mr. Robinson continued, “As awareness and understanding about Protandim® and TrueScience™ expand in consumer markets as well as among medical professionals, we believe that our business is positioned for continued long-term growth. We are seeing a growing number of distributors join our team, as we had record attendance at our recent quarterly distributor convention. We look forward to building upon this positive momentum and delivering another record year for LifeVantage in fiscal 2012.”

Balance Sheet & Liquidity

The Company improved its balance sheet in the first quarter of fiscal 2012. The cash balance at September 30, 2011, was $9.4 million, an increase from $6.4 million at year end fiscal 2011, due to strong revenue growth and operating profits. The Company generated $3.3 million of cash flow from operations in the first quarter of fiscal 2012 compared to $0.6 million in the first quarter of fiscal 2011.

The Company previously announced a share repurchase program that authorizes it to utilize up to $5 million to purchase common stock over the course of the twelve months beginning October 1, 2011. Any such repurchases will be made only out of free cash flow from continuing operations, and, on a quarterly basis, will not exceed 50% of free cash flow for such quarter.

Carrie McQueen, Chief Financial Officer commented, “We are pleased with our continued progress in improving our balance sheet and the overall financial position of LifeVantage. To further improve the strength of our financial statements, we are evaluating additional measures to implement in fiscal 2012 to eliminate the volatility in our “Other income/(expense),” line related to the derivative accounting required for our outstanding warrants.”

Guidance

The Company is raising its fiscal 2012 guidance. For the full fiscal year ending June 30, 2012, the Company now expects to achieve revenue in a range of $95 million to $105 million, compared to the previous range of $80 million to $90 million. The Company now expects fiscal 2012 operating income in a range of $11.4 million to $14.7 million, and an operating margin of 12% to 14%. The previous range of operating income was $8.0 million to $9.5 million, and operating margin in the range of 10.0% to 10.5%.

Conference Call Information

The Company will hold an investor conference call today at 2:30 p.m. Mountain time (4:30 p.m. Eastern time). Investors interested in participating in the live call can dial (877) 719-9796 from the U.S. International callers can dial (719) 325-4878. A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, November 16, 2011, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from international locations, and entering confirmation code 7867452.

There also will be a simultaneous, live webcast available on the Investor Relations section of the Company’s web site at http://investor.lifevantage.com/events.cfm. The webcast will be archived for 30 days.

About LifeVantage Corporation

LifeVantage, (OTCBB: LFVN), makers of Protandim®, the Nrf2 Synergizer™ patented dietary supplement, is a science-based nutraceutical company. LifeVantage is dedicated to visionary science that promises to transform wellness and anti-aging internally and externally with supplements that dramatically reduce oxidative stress at the cellular level. The Company was founded in 2003 and currently has operations in both Salt Lake City, Utah and San Diego, California. For more information, visit www.LifeVantage.com.

Forward Looking Statements

This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believe,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates,” “look forward to” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Examples of forward-looking statements include, but are not limited to, statements we make regarding our anticipated revenue, operating profitability, cash flow from operations, future investment and growth and our expectation that we will repurchase shares. Such forward-looking statements are not guarantees of performance and the Company’s actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, the potential failure or unintended negative consequences of the implementation of the Company’s network marketing sales channel; the Company’s ability to retain independent distributors or to attract new independent distributors on an ongoing basis; the potential for third party and governmental actions involving the Company’s network marketing sales channel; the potential for product liability claims against the Company; the risk that government regulators and regulations could adversely affect the Company’s business; future laws or regulations may hinder or prohibit the production or sale of the Company’s existing product and any future products; unfavorable publicity could materially hurt the Company’s business; and the Company’s ability to protect its intellectual property rights and the value of its product. These and other risk factors are discussed in greater detail in the Company’s Annual Report on Form 10-K and its Quarterly Report on Form 10-Q under the caption “Risk Factors”, and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.

Investor Relations Contact:

Cindy England (801) 432-9036

Director of Investor Relations

-or-

John Mills (310) 954-1105

Senior Managing Director, ICR, LLC

LIFEVANTAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of,
	September 30, 2011	June 30, 2011
ASSETS
Current assets
Cash and cash equivalents	$9,437,418	$6,370,974
Marketable securities, available for sale	350,000	350,000
Accounts receivable, net	1,315,996	941,802
Inventory	2,756,298	2,124,663
Prepaid expenses and deposits	655,386	487,812

Total current assets	14,515,098	10,275,251
Long-term assets
Property and equipment, net	553,206	227,811
Intangible assets, net	1,944,768	1,963,277
Deposits	92,173	32,173

TOTAL ASSETS	$17,105,245	$12,498,512

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$1,209,692	$799,210
Commissions payable	2,398,011	1,999,969
Reserve for sales returns	625,525	435,135
Other accrued expenses	2,464,248	2,242,222
Customer deposits	34,815	33,893
Revolving line of credit and accrued interest	433,948	433,984
Short-term derivative liabilities	6,846,205	7,435,883

Total current liabilities	14,012,444	13,380,296
Long-term liabilities
Deferred rent	17,647	21,017
Capital lease obligation	17,163	—
Derivative liabilities	19,262,075	19,905,401

Total liabilities	33,309,329	33,306,714

Commitments and contingencies
Stockholders’ deficit
Preferred stock — par value $0.001 per share, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock — par value $0.001 per share, 250,000,000 shares authorized and 99,281,084 and 98,794,499 issued and outstanding as of September 30, 2011 and June 30, 2011, respectively	99,281	98,795
Additional paid-in capital	68,401,642	67,606,293
Accumulated deficit	(84,729,440)	(88,453,607)
Accumulated other comprehensive loss	24,433	(59,683)

Total stockholders’ deficit	(16,204,084)	(20,808,202)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$17,105,245	$12,498,512

The Notes included in Form 10-Q for the period ended the September 30, 2011 are an integral part of these condensed consolidated statements.

LIFEVANTAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended September 30,
	2011	2010
Sales, net	$20,083,299	$6,443,349
Cost of sales	2,956,779	1,020,135

Gross profit	17,126,520	5,423,214
Operating expenses:
Sales and marketing	10,542,554	3,410,843
General and administrative	2,839,762	1,507,093
Research and development	234,556	109,793
Depreciation and amortization	79,855	50,716

Total operating expenses	13,696,727	5,078,445

Operating income	3,429,793	344,769
Other income (expense):
Interest expense	(38,792)	(1,464,623)
Change in fair value of derivative liabilities	804,766	1,835,047

Total other income (expense)	765,974	370,424

Net income before income taxes	4,195,767	715,193

Income tax expense	(471,600)	—

Net income	$3,724,167	715,193

Net income per share, basic	$0.04	$0.01

Net income (loss) per share, diluted	$0.02	$(0.01)

Weighted average shares, basic	98,955,058	63,684,437
Weighted average shares, diluted	121,958,618	89,693,864

The Notes included in Form 10-Q for the period ended the September 30, 2011 are an integral part of these condensed consolidated statements.